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                                                        AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES
                                                         SCHEDULE SETTING FORTH THE COMPUTATION OF RATIOS              Exhibit 12
                                                            OF CONSOLIDATED EARNINGS TO FIXED CHARGES



                                                                      YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------------------------------------------
                                             1994              1993              1992                 1991               1990
                                         ------------      ------------      ------------         ------------     ------------
Earnings:

 Income (including dividends from
  less-than-50%-owned affiliates)
  before income taxes, equity in
  earnings of affiliates and
  others, cumulative effect on
  prior years of change in
  accounting principle, extra-
  ordinary income and minority
  interests.......................       $ 11,307,000       $  4,746,000       $ 24,260,000       $  2,396,000        $  6,782,000

 Fixed charges....................         20,024,000         23,575,000         20,303,000         28,196,000          58,044,000
                                         ------------       ------------       ------------       ------------        ------------

   Earnings.......................       $ 31,331,000       $ 28,321,000       $ 44,563,000       $ 30,592,000        $ 64,826,000
                                         ============       ============       ============       ============        ============

Fixed Charges:
 Interest.........................       $ 19,109,000       $ 22,364,000       $ 18,346,000       $ 26,006,000        $ 55,821,000

 Amortization of debenture
  expenses........................            915,000          1,211,000          1,957,000          2,190,000           2,223,000
                                         ------------       ------------       ------------       ------------        ------------

 Fixed charges....................       $ 20,024,000       $ 23,575,000       $ 20,303,000       $ 28,196,000        $ 58,044,000
                                         ============       ============       ============       ============        ============

Ratio of earnings to fixed charges          1.56:1             1.20:1             2.19:1             1.08:1              1.12:1
                                         ============       ============       ============       ============        ============
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